Exhibit 99.1

Disruptive Acquisition Corporation I Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing May 14, 2021

May 11, 2021

Austin, Texas – (BUSINESS WIRE) – Disruptive Acquisition Corporation I (the “Company”) announced that, commencing May 14, 2021, holders of the units sold in the Company’s initial public offering of 27,500,000 units completed on March 26, 2021, including the 2,500,000 units sold pursuant to the partial exercise of the underwriters’ over-allotment option, may elect to separately trade the Class A ordinary shares and warrants included in the units. Class A ordinary shares and warrants that are separated will trade on The Nasdaq Capital Market (“Nasdaq”) under the symbols “DISA” and “DISAW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “DISAU.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The Company is a blank check company, newly incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial target business in any stage of its corporate evolution or in any industry or sector, it initially intends to focus its search on target businesses primarily in the health and wellness, entertainment and consumer-facing technology sectors. The management team includes Chief Executive Officer Alexander J. Davis, Chief Financial Officer Phillip C. Caputo, Chief Operating Officer David M. Tarnowski and Vice President, Business Development Mardy S. Fish.

The Company formed an Athlete Advisory Council (the “Council”), a group of elite athletes across a range of professional sports and geographies. The Council’s current members include Justin Verlander, Naomi Osaka, Patrick Mahomes, Robert Lewandowski and Saul “Canelo” Álvarez.

Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. acted as joint book-running managers of the Company’s initial public offering, which was made only by means of a prospectus. Copies of the prospectus may be obtained from Credit Suisse Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, tel.: 1-800-221-1037, email: usa.prospectus@credit-suisse.com or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, tel. 1-800-831-9146.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and became effective on March 23, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For Media Inquiries:

disruptive@DKCnews.com

For Investor Inquiries:

ir@disruptiveacquisitioncorp.com

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